HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com
News Release

HNI CORPORATION REPORTS FIRST QUARTER 2026 RESULTS
Streamlined Priorities Enhance Focus on Profit Growth
•Actions to combat demand pressures associated with geopolitics helped deliver solid first quarter results
•GAAP diluted EPS for Q1 was $(0.55). On a non-GAAP basis, diluted EPS totaled $0.34
•For the full year 2026, low-single digit organic net sales growth is expected in both segments
•Cost management — including the termination and reprioritization of projects at Steelcase, synergy recognition, and legacy network optimization savings will offset lower volume growth expectations and continued investment
•The Corporation expects to deliver a fifth straight year of double-digit non-GAAP EPS growth in 2026
•Expectations of sales growth, strategic initiatives, and synergies support an outlook for multiple years of elevated EPS growth visibility

MUSCATINE, Iowa (May 6, 2026) – HNI Corporation (NYSE: HNI) today announced net sales of $1.3 billion and a net loss of $38.8 million for the first quarter ended April 4, 2026.
Highlights
•Solid first quarter results. GAAP diluted EPS totaled $(0.55) and diluted non-GAAP EPS of $0.34 modestly exceeded internal expectations. While volume activity was negatively impacted by geopolitical conditions, especially in the Workplace Furnishings segment, expense control, price-cost, and productivity benefits partially offset volume softness and continued investment in initiatives aimed at driving future growth. GAAP results include the impact of Steelcase purchase accounting, the details of which can be found later in the release. Non-GAAP to GAAP reconciliations follow the financial statements in this release.
•Net sales growth expected in 2026. While industry-specific indicators and internal metrics are encouraging, Workplace Furnishings segment volume is expected to be negatively impacted by effects of the Middle East conflict in the first half of 2026, with price recognition driving low-single digit organic growth for the full year. In Residential Building Products, our structural changes organizing around the consumer and growth investments are expected to drive continued market outperformance, with modest price-driven net sales growth expected in 2026.
•Cost management efforts expected to complement accretion from Steelcase and benefits from network optimization. During the first quarter, the Corporation made certain key decisions pertaining to the Steelcase integration that will have positive longer-term implications. As an example, Steelcase's multi-

year ERP implementation was terminated. This move is part of a broader corporate-wide effort to streamline priorities to focus on profitable growth, while also avoiding disruption, eliminating substantial future ERP investment, and redeploying resources back into the business—toward customer-focused initiatives. In addition, the Corporation began aggressively managing costs across all businesses in response to softer volume growth to begin the year, driven by the current geopolitical uncertainty. The Corporation continues to expect network optimization savings in its legacy Workplace Furnishings businesses to total nearly $30 million (or $0.30 to non-GAAP diluted EPS) over the next three years. Synergies associated with the integration of Steelcase are on track and expected to add $120 million (or $1.20 to non-GAAP diluted EPS) when fully mature.
“Our members continued to focus on controlling the controllables in the first quarter of fiscal 2026. Through focused cost management and benefits of price-cost and productivity, we managed the middle of the income statement and were able to deliver solid first quarter results. This was despite demand softness to begin the year, especially in Workplace Furnishings, amid concerns related to the conflict in the Middle East, the U.S. economy broadly, and the impacts of tariffs specifically. The positive momentum of our on-going strategies, the benefits of our diversified revenue streams, and the merits of our customer-first business model will continue to deliver strong shareholder value.
“In our legacy Workplace Furnishings businesses, first quarter net sales were down about five percent year-over-year on an organic basis, with modest organic growth in our businesses focused on small- and medium-sized workplace customers. The impacts of global macro uncertainty were most prevalent during January and February. Including Steelcase, operating profit was nearly double the prior-year level. Looking ahead, we expect modest organic revenue growth for the full year and solid margin expansion in our legacy Workplace Furnishings businesses, while we continue to invest to drive growth.
“In Residential Building Products, revenue increased slightly more than two percent versus the prior-year period. These are strong results given the ongoing weakness in the new home construction market. First quarter segment operating profit margin expanded 190 basis points year-over-year, reaching 17.6 percent. New construction revenue was down mid-single digits, while remodel-retrofit was up 13 percent, both on a year-over-year basis. Despite expectations of ongoing uncertainty, we remain encouraged about the opportunities tied to the broader housing market and we continue to invest to grow our operating model and revenue streams.
“Our first quarter performance demonstrates the strength of our strategies and our ability to manage daily uncertainty through varying macroeconomic conditions, all while remaining focused on investing for the future. We expect strong results to continue in 2026, driven by our margin expansion efforts and modest organic revenue growth,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – First Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	April 4, 2026	March 29, 2025	Change
GAAP
Net Sales	$1347.5	$599.8	125%
Gross Profit %	37.1%	39.7%	-260	bps
SG&A %	38.2%	34.6%	360	bps
Acquisition Costs	$3.5	$—	NM
Restructuring and Impairment Charges	$18.0	$6.4	NM
Operating Income (Loss)	($36.4)	$24.4	(249%)
Operating Income (Loss) %	(2.7%)	4.1%	-680	bps
Effective Tax Rate	30.3%	26.3%
Net Income (Loss) %	(2.9%)	2.3%	-520	bps
EPS – diluted	($0.55)	$0.29	(290%)

Non-GAAP
Gross Profit %	40.0%	40.0%	—	bps
SG&A %	36.1%	34.7%	140	bps
Operating Income	$52.1	$32.0	63.1%
Operating Income %	3.9%	5.3%	-140	bps
Effective Tax Rate	24.5%	20.1%
EPS – diluted	$0.34	$0.44	(22.7%)

HNI Corporation – First Quarter Impact of Steelcase Acquisition
(Dollars in millions, except per share data)
	Three Months Ended
	April 4, 2026			March 29, 2025
GAAP	Legacy HNI	Steelcase	Consolidated HNI	Consolidated HNI	Legacy Change		Consolidated Change
Net Sales	$573.5	$774.0	$1347.5	$599.8	(4.4%)		125%
Gross Profit	$238.0	$261.9	$499.9	$238.4	(0.1%)		110%
Gross Profit %	41.5%	33.8%	37.1%	39.7%	180	bps	-260	bps
SG&A	$210.7	$304.1	$514.8	$207.6	1.5%		148%
SG&A %	36.7%	39.3%	38.2%	34.6%	210	bps	360	bps
Acquisition Costs	($5.0)	$8.6	$3.5	$—	NM		NM
Restructuring and Impairment Charges	$3.0	$15.0	$18.0	$6.4	NM		NM
Operating Income (Loss)	$29.4	($65.8)	($36.4)	$24.4	20.4%		(249%)
Operating Income (Loss) %	5.1%	(8.5%)	(2.7%)	4.1%	100	bps	-680	bps
Effective Tax Rate	16.5%	26.0%	30.3%	26.3%
Net Income (loss)	$20.9	($59.7)	($38.8)	$13.9	50.3%		(379%)
EPS - diluted			($0.55)	$0.29			(290%)

Non-GAAP
Gross Profit	$239.4	$299.4	$538.8	$239.9	(0.2%)		125%
Gross Profit %	41.7%	38.7%	40.0%	40.0%	170	bps	—	bps
SG&A	$210.4	$276.3	$486.7	$208.0	1.2%		134%
SG&A %	36.7%	35.7%	36.1%	34.7%	200	bps	140	bps
Operating Income	$29.0	$23.1	$52.1	$32.0	(9.1%)		63.1%
Operating Income %	5.1%	3.0%	3.9%	5.3%	-20	bps	-140	bps
Effective Tax Rate	24.5%	24.5%	24.5%	20.1%
EPS - diluted	$0.40		$0.34	$0.44	(9.1%)		(22.7%)

HNI Corporation — First Quarter Summary Comments
•Consolidated net sales increased 125 percent from the prior-year quarter to $1.3 billion, driven by the fourth quarter 2025 acquisition of Steelcase. On an organic basis, net sales decreased 3.2 percent year-over-year. The acquisition of Steelcase increased year-over-year sales by $774.0 million, while the divestiture of HNI India in the second quarter of 2025 decreased year-over-year sales by $7.1 million. A reconciliation of organic net sales, a non-GAAP measure, to net sales follows the financial statements in this release.
•Gross profit margin contracted 260 basis points compared to the prior-year quarter. The decrease was driven by impacts from the acquisition of Steelcase and lower organic net sales volume, partially offset by improved net productivity and favorable price-cost.

•Selling, general, and administrative expenses as a percentage of net sales increased 360 basis points compared to the prior-year quarter. The increase was driven by impacts from the acquisition of Steelcase, lower organic net sales, and increased input costs.
•Acquisition costs of $3.5 million were recorded during the current period in connection with the acquisition of Steelcase. Acquisition costs consist of retention compensation, other professional service fees, and change in control compensation expense adjustments.
•Incremental non-cash purchase accounting adjustments totaled $64.2 million for the current quarter related to the Steelcase acquisition. Of this total, $36.4 million was included in cost of sales and related to the inventory step-up and additional depreciation for the preliminary valuation adjustment to property, plant and equipment. The remaining $27.8 million was included in operating expenses and related to amortization of intangibles and additional depreciation for the preliminary valuation.
•Restructuring and impairment charges of $18.0 million were incurred in the current quarter, primarily related to the termination of Steelcase's multi-year ERP implementation project, and the Corporation's network optimization program. In the prior-year quarter, the Corporation incurred $6.4 million of such charges, primarily related to the HNI India business.
•Income tax rate comparability versus the prior-year quarter was primarily impacted by transaction costs associated with the acquisition of Steelcase that are not tax deductible.
•Net income (loss) per diluted share was $(0.55) compared to $0.29 in the prior-year quarter. On a non-GAAP basis, net income per diluted share decreased to $0.34 from $0.44 in the prior-year quarter. The changes were driven by lower organic net sales volume, increased interest expense, and increased shares outstanding, partially offset by impacts from the acquisition of Steelcase, improved net productivity, and favorable price-cost.

Workplace Furnishings – First Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	April 4, 2026	March 29, 2025	Change
GAAP
Net Sales	$1185.4	$441.1	169%
Operating Income (loss)	($42.6)	$18.0	(336%)
Operating Income (loss) %	(3.6%)	4.1%	-770	bps

Non-GAAP
Operating Income	$48.7	$25.4	91.8%
Operating Income %	4.1%	5.8%	-170	bps

Workplace Furnishings – First Quarter Impact of Steelcase Acquisition
(Dollars in millions)
	Three Months Ended
	April 4, 2026			March 29, 2025
GAAP	Legacy Workplace	Steelcase	Total Workplace	Total Workplace	Legacy Change		Total Change
Net Sales	$411.5	$774.0	$1185.4	$441.1	(6.7%)		169%
Operating Income (Loss)	$16.2	($58.8)	($42.6)	$18.0	(10.1%)		(336%)
Operating Income (Loss) %	3.9%	(7.6%)	(3.6%)	4.1%	-20	bps	-770	bps

Non-GAAP
Operating Income	$20.5	$28.2	$48.7	$25.4	(19.2%)		91.8%
Operating Income %	5.0%	3.6%	4.1%	5.8%	-80	bps	-170	bps

Workplace Furnishings — First Quarter Summary Comments
•Workplace Furnishings net sales increased 169 percent from the prior-year quarter to $1.2 billion. On an organic basis, net sales decreased 5.2 percent year-over-year. The acquisition of Steelcase during the fourth quarter of 2025 increased year-over-year sales by $774.0 million, while the divestiture of HNI India in the second quarter of the prior year decreased year-over-year net sales by $7.1 million and lower organic volume partially offset by price.
•Workplace Furnishings operating profit margin of (3.6) percent contracted by 770 basis points versus the prior-year quarter, driven by lower organic net sales, impacts from the acquisition of Steelcase, incremental purchase accounting adjustments, increased restructuring costs, and acquisition costs, partially offset by improved net productivity. On a non-GAAP basis, segment operating profit margin of 4.1 percent contracted 170 basis points year-over-year.

Residential Building Products – First Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	April 4, 2026	March 29, 2025	Change
GAAP
Net Sales	$162.1	$158.7	2.1%
Operating Income	$28.5	$25.0	14.0%
Operating Income %	17.6%	15.7%	190	bps

Residential Building Products — First Quarter Summary Comments
•Residential Building Products net sales increased 2.1 percent from the prior-year quarter to $162.1 million, as increased net sales in remodel-retrofit were partially offset by decreased net sales in the new home market.

•Residential Building Products operating profit margin of 17.6 percent expanded by 190 basis points year-over-year driven by improved net productivity and favorable price-cost, partially offset by lower volume.
First Quarter Order Rates
•In the Workplace Furnishings segment, orders in the first quarter decreased one percent compared to the prior-year period organically. Orders from small-to-medium-sized customers were up low single-digits and orders from contract customers were down mid-single digits, versus first quarter 2025 levels on an organic basis. Year-over-year organic order growth improved in March, with five-week average organic order growth, as of the end of the quarter, up high single-digits. Steelcase order patterns were consistent with the legacy Workplace Furnishings trends.
•Orders in the Residential Building Products segment increased four percent compared to the first quarter of 2025. Remodel-retrofit orders outperformed those from the new construction channel. The year-over-year average order growth rate over the final five weeks of the quarter was in line with the quarter overall.
Outlook
•Second quarter net sales. The Corporation expects second quarter 2026 net sales in legacy Workplace Furnishings to increase at a low single-digit rate year-over-year. Including Steelcase, total Workplace Furnishings net sales are expected to increase approximately 155-160 percent versus the prior-year period. In Residential Building Products, second quarter 2026 net sales are expected to decrease at a low single-digit rate compared to the same period in 2025.
•Second quarter non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share in the second quarter of 2026 are expected to decline modestly from 2025 levels. The addition of Steelcase is expected to be net neutral to diluted non-GAAP earnings per share in the quarter. The year-over-year non-GAAP earnings pressure is expected to be driven by lower organic volume and continued investment.
•Second half strength expected. The Corporation's outlook for 2026 full-year earnings reflects expectations for mid-teens percent diluted non-GAAP EPS growth, with accelerating double-digit earnings growth in the second half of the year. Productivity, cost management, network optimization initiatives, Steelcase accretion, and price-cost benefits are expected to more than offset operating profit headwinds associated with volume pressure and continued investment.
•Double-digit diluted non-GAAP EPS growth again next year, with multiple years of elevated earnings growth visibility beyond 2027. The combination of Steelcase accretion and legacy workplace network optimization initiatives are expected to yield total cumulative savings exceeding $70 million (or $0.70 in diluted non-GAAP EPS) in 2027 and more than $150 million (or $1.50 in diluted non-GAAP EPS) when fully mature.
•Balance sheet. The Corporation remains committed to the reduction of debt levels, payment of its longstanding dividend, and continuing to invest in the business to drive future growth. Net financial leverage is expected to return to pre-deal levels in the 1.0-1.5 times range with two years of the deal closing.

Concluding Remarks
“Our members remain focused on our strategies, we managed our businesses well, and the Corporation delivered a solid quarter that modestly exceeded our expectations. This was despite order and shipment patterns in our Workplace Furnishings segment that saw clear impact from the geopolitical landscape and resulting uncertainty, and ongoing housing market weakness. As we look forward, we expect volume pressure to persist in the second quarter as macro pressures tied to the conflict in the Middle East and tariffs linger.
"Our current outlook for the remainder of 2026, which is supported by both external macro and industry metrics and by our internal pipeline data, points to accelerating revenue growth in our Workplace Furnishings segment. In Residential Building Products, we expect modest price-driven revenue growth in the second half, despite expectations of ongoing housing market softness. From a profitability perspective, we anticipate both our legacy Workplace Furnishings and our Residential Building Products segments to expand margins in 2026. While we are optimistic about the year and expect another year of double-digit non-GAAP EPS growth, we will remain focused, conservative, and ready to adjust as required. Our outlook demonstrates the anticipated benefits of our ongoing visibility story and our proven ability to manage through changing economic conditions.
“The integration of Steelcase is going well, synergy capture and accretion are on track, and our cultures are melding nicely. We continue to expect modest accretion in 2026, with total non-GAAP EPS benefit reaching $1.20 when fully mature. The benefits of the Steelcase acquisition, the strength of our strategies, and our financial discipline are expected to drive strong free cash flow, which will help us quickly deleverage our balance sheet over the next couple of years.
“Our HNI members remain focused on driving growth and expanding margins. And we will continue to invest for the future with confidence,” concluded Mr. Lorenger.
Conference Call
As previously announced, HNI Corporation will host a conference call on Wednesday, May 6, 2026 at 10:00 a.m. (Central) to discuss first quarter fiscal year 2026 results. To participate, call 1-855-761-5600 – conference ID number 7175411. Both a live webcast and webcast replay will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, which involve risks and uncertainties. Any statements, plans, objectives, expectations, strategies, beliefs, or future performance or events to the extent they are not statements of historical fact are forward-looking statements. Words, phrases or expressions such as “anticipate,” “believe,” “could,” “confident,” “continue,” “estimate,” “expect,” “forecast,” “hope,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “possible,” “potential,” “predict,” “project”, “target,” “trend” and similar words, phrases or expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are based on information available and assumptions made at the time the statements are made. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Forward-looking statements in this release include statements regarding our expectations regarding second quarter 2026 organic net sales and GAAP and non-GAAP diluted earnings per share, as well as non-GAAP diluted earnings per share growth for full year 2026 and subsequent periods. Forward-looking statements in this release about HNI's acquisition of Steelcase in December 2025 (the "Steelcase acquisition") include, but are not limited to, statements about the benefits of the transaction, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.
The following factors related to the Steelcase acquisition, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the risk that the benefits of the Steelcase acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which HNI and Steelcase operate; any failure to promptly and effectively integrate the businesses of HNI and Steelcase; and potential adverse reactions to the transaction of HNI’s or Steelcase’s customers, employees or other business partners.
Additional important factors relating to HNI that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for HNI’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of HNI’s customers; HNI’s reliance on its network of independent dealers; changes in trade policy, including with respect to tariff levels; changes in raw material, component, or commodity pricing; market acceptance and demand for HNI’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on HNI’s financing activities; an inability to protect HNI’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside HNI’s control, including those that may result from the effects of climate change. A description of these risks and uncertainties and additional risks and uncertainties can be found in HNI’s annual report on Form 10-K for the year ended

January 3, 2026, and subsequent quarterly and current reports filed with the Securities and Exchange Commission on Forms 10-Q and 8-K.
Forward-looking statements speak only as of the date they are made, and HNI does not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 4, 2026	March 29, 2025
Net sales	$1,347.5	$599.8
Cost of sales	847.6	361.4
Gross profit	499.9	238.4
Selling and administrative expenses	514.8	207.6
Acquisition costs	3.5	—
Restructuring and impairment charges	18.0	6.4
Operating income (loss)	(36.4)	24.4
Other non-operating income, net	1.5	—
Interest expense, net	20.7	5.5
Income (loss) before income taxes	(55.6)	18.9
Income taxes	(16.8)	5.0
Net income (loss)	(38.8)	13.9
Less: Net income (loss) attributable to non-controlling interest	—	(0.0)
Net income (loss) attributable to HNI Corporation	$(38.8)	$13.9

Average number of common shares outstanding – basic	71.6	47.0
Net income (loss) attributable to HNI Corporation per common share – basic	$(0.55)	$0.30
Average number of common shares outstanding – diluted	71.6	48.0
Net income (loss) attributable to HNI Corporation per common share – diluted	$(0.55)	$0.29

Foreign currency translation adjustments	$(4.5)	$(0.1)
Change in unrealized gains (losses) on marketable securities, net of tax	(0.1)	0.1
Change in derivative financial instruments, net of tax	0.6	(0.6)
Other comprehensive income (loss), net of tax	(4.0)	(0.5)
Comprehensive income (loss)	(42.8)	13.4
Less: Comprehensive income (loss) attributable to non-controlling interest	—	(0.0)
Comprehensive income (loss) attributable to HNI Corporation	$(42.8)	$13.4

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	April 4, 2026	January 3, 2026
Assets
Current Assets:
Cash and cash equivalents	$71.4	$209.2
Short-term investments	6.8	6.5
Receivables	552.8	571.1
Allowance for credit losses	(2.0)	(1.1)
Inventories, net	490.5	475.3
Prepaid expenses and other current assets	177.3	150.9
Total Current Assets	1,296.9	1,411.9
Property, Plant, and Equipment:
Land and land improvements	97.7	99.1
Buildings	529.4	529.1
Machinery and equipment	1,076.4	1,128.5
Construction in progress	53.7	58.5
	1,757.3	1,815.2
Less accumulated depreciation	(706.6)	(678.0)
Net Property, Plant, and Equipment	1,050.7	1,137.2
Right-of-use Finance Leases	10.9	11.3
Right-of-use Operating Leases	259.7	274.5
Goodwill and Other Intangible Assets, net	1,820.7	1,702.6
Other Assets	333.8	347.6
Total Assets	$4,772.6	$4,885.0
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$820.5	$1,016.4
Current maturities of debt	18.3	16.2
Current maturities of other long-term obligations	28.7	38.2
Current lease obligations - Finance	4.0	4.2
Current lease obligations - Operating	64.7	64.4
Total Current Liabilities	936.1	1,139.3
Long-Term Debt	1,426.8	1,276.9
Long-Term Lease Obligations - Finance	7.1	7.3
Long-Term Lease Obligations - Operating	206.7	224.6
Other Long-Term Liabilities	195.9	220.4
Deferred Income Taxes	226.3	180.9
Total Liabilities	2,999.0	3,049.5
Equity:
HNI Corporation shareholders’ equity	1,773.6	1,835.6
Total Equity	1,773.6	1,835.6
Total Liabilities and Equity	$4,772.6	$4,885.0

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	April 4, 2026	March 29, 2025
Net Cash Flows From (To) Operating Activities:
Net income (loss)	$(38.8)	$13.9
Non-cash items included in net income (loss):
Depreciation and amortization	75.2	25.5
Other post-retirement and post-employment benefits	0.9	0.3
Stock-based compensation	18.1	6.8
Deferred income taxes	9.4	(2.0)
Asset impairment charges	9.5	5.9
Inventory step-up	31.3	—
Other – net	(0.6)	0.3
Net change in cash from operating assets and liabilities
Receivables	19.2	2.9
Inventories	(15.6)	(13.4)
Prepaid Expenses and Other	(60.7)	0.6
Accounts payable and accrued expenses	(184.8)	(34.8)
Income taxes payable	(2.4)	6.7
Increase (decrease) in other liabilities	(32.4)	(0.1)
Net cash flows from (to) operating activities	(171.8)	12.6

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(34.0)	(15.7)
Capitalized software	(1.7)	(0.6)
Purchase of investments	(2.7)	(0.1)
Sales or maturities of investments	1.4	0.7
Investment in Unconsolidated Affiliate Purchases	(45.7)	—
Investment in Unconsolidated Affiliate Proceeds	8.0	—
Proceeds from sale of property, plant, and equipment	1.6	3.5
Net cash flows from (to) investing activities	(73.1)	(12.2)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(37.4)	(68.2)
Proceeds from debt	188.0	129.1
Dividends paid	(26.6)	(16.2)
Purchase of HNI Corporation common stock	—	(40.4)
Proceeds from sales of HNI Corporation common stock	0.7	0.8
Withholding related to net share settlements of equity based awards	(18.0)	—
Other – net	0.5	(6.2)
Net cash flows from (to) financing activities	107.3	(1.1)

Net decrease in cash and cash equivalents including cash classified within current assets held for sale	(137.6)	(0.8)
Less: net increase in cash classified within current assets held for sale	—	0.6
Net increase (decrease) in cash and cash equivalents	(137.6)	(1.4)
Cash, cash equivalents, and restricted cash at beginning of period	217.9	22.5
Cash, cash equivalents, and restricted cash at end of period (1)	$80.3	$21.1
(1) Restricted cash as of April 4, 2026 and March 29, 2025 was $8.9 million and $2.4 million, respectively, and is included in "Other Assets" in the Consolidated Balance Sheets
Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended
	April 4, 2026	March 29, 2025
Net Sales:
Workplace furnishings	$1,185.4	$441.1
Residential building products	162.1	158.7
Total	$1,347.5	$599.8
Cost of Sales:
Workplace furnishings	$761.1	$273.3
Residential building products	86.5	88.1
Total	$847.6	$361.4
Selling and Administrative Expenses:
Workplace furnishings	$442.4	$143.4
Residential building products	47.1	45.7
General corporate	25.4	18.6
Total	$514.8	$207.6
Acquisition Costs:
Workplace furnishings	$6.6	$—
General corporate	(3.1)	—
Total	$3.5	$—
Restructuring and Impairment Charges
Workplace furnishings	$18.0	$6.4
Total	$18.0	$6.4
Operating Income (Loss):
Workplace furnishings	$(42.6)	$18.0
Residential building products	28.5	25.0
General corporate	(22.3)	(18.6)
Total	$(36.4)	$24.4
Other Non-Operating Income, net	1.5	—
Interest Expense, Net	20.7	5.5
Income (Loss) Before Income Taxes	$(55.6)	$18.9

Depreciation and Amortization Expense:
Workplace furnishings	$66.6	$17.1
Residential building products	3.9	3.6
General corporate	4.7	4.9
Total	$75.2	$25.5
Capital Expenditures (including capitalized software):
Workplace furnishings	$29.5	$11.0
Residential building products	3.3	3.2
General corporate	3.0	2.0
Total	$35.7	$16.3
Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial measures as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of historical non-GAAP financial measures to the most directly comparable historical GAAP measures are included below. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic net sales; non-GAAP gross profit; non-GAAP operating income; non-GAAP operating profit; non-GAAP interest expense, non-GAAP effective tax rate; non-GAAP net income; and non-GAAP net income per diluted share (EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. The effective tax rate used to calculate non-GAAP diluted EPS for the current-year quarter differs from the GAAP effective tax rate due to the impact of transaction costs associated with the acquisition of Steelcase, and non-GAAP diluted EPS for the prior-year quarter differs form the GAAP effective tax rate due to the impact of the impairment charge associated with HNI India.

The transactions excluded for purposes of non-GAAP financial information included in this earnings release include: restructuring charges recorded to cost of sales comprised of accelerated depreciation, asset disposals, and relocation and new facility setup costs in the Workplace Furnishings segment; incremental purchase accounting costs associated with Steelcase; costs associated with factory consolidation initiatives in the Workplace Furnishings segment; acquisition costs associated with the Steelcase acquisition; the gain on sale of a manufacturing facility in Workplace Furnishings; a charitable donation of land recorded at corporate; and a current period loss adjustment and prior-period impairment charge in the Workplace Furnishings segment related to HNI India.

This earnings release refers to our expectations regarding non-GAAP diluted EPS. The Corporation is unable to provide a reconciliation of this forward-looking non-GAAP measure to future EPS without unreasonable effort due to the uncertainty regarding, and to the potential variability of, many of the costs and expenses that could potentially impact diluted EPS calculated on a GAAP basis. These items include, but are not limited to, impairments, financial impacts from changes in legal, regulatory, and tax requirements, charges related to actions taken to improve future profitability, and the impact of acquisitions and divestitures, if any. These items necessary to reconcile forward-looking non-GAAP diluted EPS to diluted EPS could be material and have a significant impact on the Corporation’s results computed in accordance with GAAP.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	April 4, 2026			March 29, 2025
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Net sales as reported (GAAP)	$1,185.4	$162.1	$1,347.5	$441.1	$158.7	$599.8
% change from PY	169%	2.1%	125%

Less: Steelcase Inc. acquisition	774.0	—	774.0	—	—	—
Less: HNI India divestiture	—	—	—	7.1	—	7.1

Organic net sales (non-GAAP)	$411.5	$162.1	$573.5	$434.0	$158.7	$592.7
% change from PY	(5.2%)	2.1%	(3.2%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	April 4, 2026
	Gross Profit	SG&A	Acquisition Cost	Restructuring and Impairment	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$499.9	$514.8	$3.5	$18.0	$(36.4)	$(16.8)	$(38.8)	$(0.55)
% of net sales	37.1%	38.2%	0.3%	1.3%	(2.7%)		(2.9%)
Tax %						30.3%

Restructuring, impairment, and other charges	2.5	0.3	—	18.0	20.8	5.1	15.7	0.22
Acquisition costs	—	—	3.5	—	3.5	4.1	(0.5)	(0.01)
Incremental Purchase Accounting	36.4	27.8	—	—	64.2	15.7	48.5	0.67

Results (non-GAAP)	$538.8	$486.7	$—	$—	$52.1	$8.1	$24.8	$0.34
% of net sales	40.0%	36.1%	—%	—%	3.9%		1.8%
Tax %						24.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	March 29, 2025
	Gross Profit	SG&A	Restructuring and Impairment	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$238.4	$207.6	$6.4	$24.4	$5.0	$13.9	$0.29
% of net sales	39.7%	34.6%	1.1%	4.1%		2.3%
Tax %					26.3%

Restructuring charges	1.5	—	0.5	2.0	0.4	1.6	0.03
Impairment charges	—	—	5.9	5.9	—	5.9	0.12
Gain on disposal of assets, net	—	(0.4)	—	(0.4)	(0.1)	(0.3)	(0.01)

Results (non-GAAP)	$239.9	$208.0	$—	$32.0	$5.3	$21.1	$0.44
% of net sales	40.0%	34.7%	—%	5.3%		3.5%
Tax %					20.1%

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	April 4, 2026
	Legacy HNI	Steelcase	Consolidated HNI
Gross Profit as reported (GAAP)	$238.0	$261.9	$499.9
% of net sales	41.5%	33.8%	37.1%

Incremental Purchase Accounting	—	36.4	36.4
Restructuring charges recorded to cost of sales	1.4	1.1	2.5
Gross Profit (non-GAAP)	$239.4	$299.4	$538.8
% of net sales	41.7%	38.7%	40.0%

SG&A as reported (GAAP)	$210.7	$304.1	$514.8
% of net sales	36.7%	39.3%	38.2%

Restructuring, impairment, and other charges	0.3	—	0.3
Incremental Purchase Accounting	—	27.8	27.8
SG&A (non-GAAP)	$210.4	$276.3	$486.7
% of net sales	36.7%	35.7%	36.1%

Operating income (loss) as reported (GAAP)	$29.4	$(65.8)	$(36.4)
% of net sales	5.1%	(8.5%)	(2.7%)

Restructuring, impairment, and other charges	4.7	16.1	20.8
Acquisition costs	(5.0)	8.6	3.5
Incremental Purchase Accounting	$—	$64.2	$64.2
Operating income (non-GAAP)	$29.0	$23.1	$52.1
% of net sales	5.1%	3.0%	3.9%

Tax as reported	$4.1	$(21.0)	$(16.8)
Effective Tax Rate	16.5%	26.0%	30.3%

Restructuring, impairment, and other charges	1.1	3.9	5.1
Acquisition costs	0.8	3.3	4.1
Incremental Purchase Accounting	—	15.7	15.7
Tax (non-GAAP)	$6.0	$2.0	$8.1
Effective Tax Rate (non-GAAP)	24.5%	24.5%	24.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	April 4, 2026
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income (loss)	$29.4		$(36.4)
Other non-operating income (loss), net	(0.2)		1.5
Interest expense, net	4.2		20.7
Income taxes (Legacy 16.5%, Consolidated 30.3%)	4.1		(16.8)
Net income (loss)	$20.9		$(38.8)
Average number of common shares outstanding – diluted	46.5	(1)	71.6
EPS - Diluted	$0.45	(1)	$(0.55)

Non-GAAP:
Operating income	$29.0		$52.1
Other non-operating income (loss), net	(0.2)		1.5
Interest expense, net	4.2		20.7
Income taxes (Legacy 24.5%, Consolidated 24.5%)	6.0		8.1
Net income	$18.6		$24.8
Average number of common shares outstanding – diluted	46.5	(1)	71.7
EPS - Diluted	$0.40		$0.34
(1) The average number of common shares outstanding – diluted for the Legacy HNI business, a non-GAAP measure calculated by excluding the quarter-to-date average impacts of new issuances of HNI common stock (25.2 million) as a result of the acquisition of Steelcase Inc.

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	April 4, 2026			March 29, 2025
	Legacy Workplace Furnishings	Steelcase	Total Workplace Furnishings	Total Workplace Furnishings
Operating income (loss) as reported (GAAP)	$16.2	$(58.8)	$(42.6)	$18.0
% of net sales	3.9%	(7.6%)	(3.6%)	4.1%

Impairment charges	—	—	—	5.9
Restructuring and impairment charges	4.3	16.1	20.5	2.0
Acquisition costs	—	6.6	6.6	—
Incremental Purchase Accounting	—	64.2	64.2	—
Gain on disposal of assets, net	—	—	—	(0.5)

Operating income (non-GAAP)	$20.5	$28.2	$48.7	$25.4
% of net sales	5.0%	3.6%	4.1%	5.8%

For Information Contact:
Vincent P. Berger, Executive Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898